Exhibit 10(t)
SEPARATION AGREEMENT
AND GENERAL RELEASE

     This Confidential Separation Agreement and General Release (“Agreement”) is made and entered into as of this 8th day of December, 2004, by and among Sandy Spring Bank (the “Bank”), a commercial bank organized under the laws of the State of Maryland, Sandy Spring Bancorp (“Bancorp”), a Maryland corporation and registered bank holding company for the Bank, and James H. Langmead (“Officer”).

     WHEREAS, the employment of Officer with the Bank and its affiliates terminated on October 11, 2004; and

     WHEREAS, the parties to this Agreement desire to set forth their agreements and understandings in connection with the termination of Officer’s employment, and to provide certain related waivers and releases.

     NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1.0	Termination of Employment; Resignations.

(a) The employment of Officer with the Bank and its subsidiaries and affiliates was terminated on October 11, 2004.

(b) Officer agrees not to make use of any office at the Bank after October 11, 2004, and agrees to take no action on behalf of the Bank or any of its subsidiaries or affiliates except as expressly required by this Agreement or as directed by the President and Chief Executive Officer or the Executive Vice President and Chief Operating Officer of the Bank.

(c) Officer ceased to be a director of any and all direct and indirect other subsidiaries of Bancorp upon his termination of employment.

(d) Officer ceased to be a director, officer, official, partner, member, or employee of any corporation, partnership or other organization as to which such position or service was held on behalf of or by virtue of his position as an officer of the Bank or any of its affiliates effective upon his termination of employment.

(e) Officer agrees to execute such notices and to provide such letters of resignation as are reasonably requested by the Bank in connection with the termination of employment and resignations described in this Section 1.0.

2.0	Prior Employment Agreement.

(a) Officer acknowledges and agrees that the obligations of Bancorp and the Bank to pay salary and bonus under section 10.g.ii of the Employment Agreement among the Officer, Bancorp, and the Bank dated as of December 19, 2002 (the “Employment Agreement”) have been satisfied by the payment in a lump sum, of the sum of $484,604, consisting of (i) $272,849, which is the Officer’s salary at the rate of $230,000 per year for the remaining term of the Employment Agreement (that is, through December 18, 2005); plus (ii) $211,755, which is the total of annual cash bonuses for the remaining term of the

Employment Agreement based upon the cash bonus amount received by the Officer in 2003. The calculation of this payment is included on Exhibit I to this Agreement.

(b) Bancorp and the Bank acknowledge their continuing obligation to indemnify Officer and provide related liability insurance as required by Section 12 of the Employment Agreement. Officer, Bancorp, and the Bank agree that such obligations shall terminate on October 12, 2011.

(c) Bancorp and the Bank acknowledge their continuing obligation to the Officer under section 11 of the Employment Agreement in the event that a Change in Control, as defined in the Employment Agreement, occurs on or before April 11, 2005.

(d) Officer, Bancorp, and the Bank agree that the Employment Agreement shall be deemed terminated as of October 11, 2004.

3.0	Plan Benefits; Loans.

(a) Officer is eligible for certain benefits (the “Plan Benefits”) under plans and arrangements previously established by the Bank or Bancorp. A summary of these benefits is attached as Exhibit II to this Agreement for convenience of reference.

(b) Officer and the Bank acknowledge that any and all outstanding extensions of credit by the Bank to Officer continue to be payable in accordance with their terms.

4.0	Additional Severance Benefits. The Bank agrees to provide the following additional severance benefits to the Officer:

(a) Payment of the cost of COBRA coverage (medical, dental, and vision) through December 31, 2005;

(b) Continued coverage of the Officer under the Bank’s Executive Health and Health Expense Reimbursement plans through December 31, 2005;

(c) Continued reimbursement of the Officer’s long-term care coverage through December 31, 2005 up to the amount of the Bank’s group long term care plan cost for the Officer if his employment had not been terminated;

(d) A lump sum payment within ten business days of the execution of this Agreement of $7,300; and

(e) Outplacement services through a recognized provider, to be mutually selected, at a level commensurate with Officer’s position with the Bank, for a period of six months, renewable for a second six-month period, in the event the Officer has not found suitable re-employment despite his diligent efforts;

provided that the continuation of the benefits specified in subsections (a), (b), and (c) will terminate prior to December 31, 2005, at such earlier date, if any, that the Officer becomes eligible for coverage under a comparable plan or plans offered by his employer.

5.0	Acknowledgement, Release and Waiver of Claims to Benefits.

(a) Officer acknowledges and agrees that, other than as required by this Agreement and the plans and arrangements listed in Exhibit II to this Agreement, he is not entitled to any benefits or payments of any kind whatsoever pursuant to or connection with (i) any supplemental retirement plan, post employment benefit plan, or similar plan or arrangement established or to be established by the Bank; (ii) any other plan, arrangement, bonus, benefit, or agreement relating to the compensation or employment of the Officer by the Bank or any affiliate of the Bank, or (iii) otherwise; and Officer expressly waives and releases any claims thereto, and agrees not to participate in any actions with respect to such benefits, payments, plans, or arrangements other than those listed in Exhibit II to this Agreement except to the extent compelled by law

(b) Officer and the Bank each acknowledges that Officer has been paid through October 11, 2004, at the rate then in effect, that Officer has no claim to any payment for any vacation or personal days or pay therefor in addition to payment of such salary, and that neither the Bank nor Bancorp has any claim for repayment of any (i) salary, (ii) vacation or personal days or pay therefor, or (iii) Plan Benefits, paid to the Officer through October 11, 2004.

6.0	ADEA Release; State Age Discrimination Law Release; Other Releases; Notice; Waivers; Consultation with Legal Counsel; Officer Right to Revoke Agreement.

(a) For purposes of this Agreement, the term “Released Persons” means the Bank and all of its past, present, and future affiliated companies, and all of their past, present, and future officers, directors, employees, agents, assigns, successors, and attorneys.

(b) Officer, with the intention of binding himself, his heirs, executors, administrators and assigns, does hereby release, acquit, and forever discharge the Released Persons from any and all claims, liabilities, demands, and causes of action, whether known or unknown, fixed or contingent, that may have arisen under the Federal Age Discrimination in Employment Act, Maryland Laws prohibiting age discrimination in employment, and any other similar laws (including, without limitation, local ordinances) on or before execution of this Agreement.

(c) The Officer acknowledges and understands:

(i) that the Officer has been advised to consult with an attorney prior to executing this Agreement;

(ii) that the Officer has been advised to thoroughly review and understand the effect of this release before signing this Agreement;

(iii) that the Officer has had at least forty-five (45) days within which to consider whether this release is in the Officer’s best interests, and has voluntarily chosen to execute this Agreement before the end of that forty-five day period;

(iv) that in granting this release the Officer has not relied upon any representation or statement, written or oral, not set forth in this Agreement; and

(v) that within seven (7) days following execution of this Agreement, the Officer may revoke this Agreement, including such release of age discrimination claims.

(d) This Agreement shall not be effective or enforceable until the seven (7) day revocation period described immediately above has expired without revocation of the Agreement by Officer.

(f) The Officer, the Bank, and Bancorp acknowledge and agree that the payments (excluding Plan Benefits payments and payments made pursuant to Section 2.0 of this

Agreement) made by the Bank or Bancorp in connection with this Agreement, and the promises and agreements made by the Bank and Bancorp in this Agreement, are partially in consideration for the foregoing release.

7.0	General Release.

(a) Release by Officer. Subject to the rights of Officer and the limitations set forth in Section 6.0 of this Agreement regarding claims, liabilities, demands, and causes of action under the Age Discrimination in Employment Act, Maryland Laws prohibiting discrimination in employment, and any other similar laws (which are governed solely by the provisions of Section 6.0 hereof and such laws), and (i) actions that may lawfully be taken by Officer to enforce the terms of this Agreement, (ii) the obligations of Bancorp and the Bank acknowledged in subsections (b) and (c) of Section 2.0 of this Agreement, (iii) loan and deposit agreements between Officer and the Bank, and the (iv) plans and agreements of the Bank under which the Officer is eligible to receive Plan Benefits, Officer, with the intention of binding himself, his heirs, executors, administrators and assigns, does hereby release, acquit, and forever discharge the Released Persons from all manner of actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, charges, claims, complaints, and demands, whatsoever, in law or in equity, (“Claims”) that Officer now has or may have, both known and unknown, fixed, or contingent, arising of his employment with or service to the Bank or any of its subsidiaries or affiliates, or the termination of his employment therewith. The Claims so released by Officer include, but are not limited to: any claims arising under Title VII of the Civil Rights Act of 1964, as amended; any claims arising under the Americans with Disabilities Act; any claim for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, or defamation; and/or any other claim to any form of compensation or benefits. Except to the extent prohibited by law, Officer hereby expressly waives the benefits of any statute or rule of law which, if applied to this General Release, would otherwise exclude from its binding effect any claims not now known by Officer to exist.

(b) Release by Bank. Subject to actions that may lawfully be taken by the Bank to enforce the terms of this Agreement, loan and deposit agreements between Officer and the Bank, the plans and arrangements of the Bank under which the Officer is eligible to receive Plan Benefits, the Bank, with the intention of binding itself, its officers in their capacity as such, its board of directors, administrators, successors, agents, successors, and assigns, does hereby release, acquit, and forever discharge the Officer, his heirs, executors, administrators, assigns, and of and from all manner of Claims that the Bank now has or may have, both known and unknown, arising out of Officer’s employment with or service to the Bank or any of its subsidiaries or affiliates, or the termination of the Officer’s employment therewith, other than any Claims directly related to any grossly negligent, intentionally wrongful, or criminal conduct by Officer in connection with his employment by the Bank or its affiliates that caused monetary damage to the Bank, its affiliates, or their officers, directors, agents, employees, attorneys, or shareholders. Except to the extent prohibited by law, the Bank hereby expressly waives the benefits of any statute or rule of law which, if applied to this General Release, would otherwise exclude from its binding effect any claims not now known by the Bank to exist.

8.0 Confidential Business Information. Officer acknowledges that he has had access to confidential business information (including, but not limited to, future business plans, financial and personnel information, customer information, and investment strategies) concerning the business plans, finances, and assets of the Bank and Bancorp, which is not generally known outside of the Bank and Bancorp (“Confidential Information”). For all time, Officer agrees that he shall not, without proper written authorization of the Bank or Bancorp or as required by law, directly or indirectly use, divulge, furnish, or make accessible to any person any Confidential Information, but instead shall keep all Confidential Information strictly and absolutely confidential.

9.0 Return of Property. Officer represents and warrants that he has returned to the Bank any and all files or other property of the Bank or any of its subsidiaries or affiliates. Said property includes, but is not limited to: any and all financial records and data; credit cards; keys; customer lists and data; contracts; personnel information; project development information; prospective customer information; written proposals and studies; computer hardware and proprietary software developed by or for the benefit and use of the Bank or any of its subsidiaries or affiliates; and any and all copies of any such property.

10.0 Future Conduct.

(a) Upon request by Officer or a third party, the Bank will provide him or transmit to the third party an original of the letter of reference appearing as Exhibit III. The Bank agrees that the letter will be sent reasonably promptly and in a manner consistent with normal business practices. All oral requests from prospective employers shall be directed to Hunter Hollar, who will respond only in a manner consistent with the content of Exhibit III. In the event the Bank is asked whether the Officer is eligible for rehire, the answer shall be, “It is our policy not to answer that question.” The Bank agrees to provide to the Officer, upon his signing of the Separation Agreement and General Release, ten originals of Exhibit III, dated October 12, 2004, and addressed “To Whom It May Concern.”

(b) The Bank agrees not to at any time engage in any form of conduct or make any statement or representation that could reasonably be construed to disparage the reputation of the Officer for honesty, truthfulness, or professional competence.

(c) Officer agrees that he shall not at any time engage in any form of conduct or make any statements or representations that could reasonably be construed to disparage the reputation, goodwill, or interests of the Bank, its customers, or any of the Bank’s subsidiaries, employees, officers, or directors, related companies, or affiliates.

(d) This Section shall not prohibit any party from truthfully describing the fact of the termination of Officer’s employment or statements made in good faith in connection with any law enforcement, regulatory, or civil investigations, actions, or proceedings.

(e) The Officer agrees not to directly or indirectly solicit for hire, hire, or agree to hire, as an officer, employee, consultant, or otherwise, any officer or employee of the Bank or its affiliates during the period beginning October 11, 2004 and ending on December 31, 2005.

11.0 Disclosure of Agreement. Officer and the Bank agree that the fact and terms of this

Agreement may be disclosed (i) as required by law or regulation; (ii) in connection with any law enforcement, regulatory, or civil investigations, actions, or proceedings; and (iii) as required by generally accepted accounting or auditing principles.

12.0 Notices.

(a) All notices, requests, demands and other communications under this Agreement shall be in writing and shall be delivered in person or sent by registered or certified mail, return receipt requested, or by overnight courier, such as Federal Express, and properly addressed as follows:

     To Officer:

     James H. Langmead
     7112 Chardon Court
     Clarksville, MD 21029

     To Bancorp and the Bank:

     Sandy Spring Bancorp
     Sandy Spring Bank
     17801 Georgia Avenue
     Olney, Maryland 20832
     Attention:      Frank H. Small
                           Executive Vice President and
                           Chief Operating Officer

(b) Any such notice sent by registered or certified mail, return receipt requested, or by nationally recognized overnight courier, such as Federal Express, shall be deemed to have been duly given and received forty-eight (48) hours after the same is so addressed and mailed or delivered to such courier with postage or delivery fees prepaid. Notice sent by any other manner shall be effective only upon actual receipt thereof.

(c) The parties agree to notify each other promptly of any change in mailing address.

13.0 Withholding. All amounts payable to Officer hereunder are subject to applicable Federal, state, and local withholding requirements.

14.0 Controlling Law and Venue. The validity of this Agreement and any of its provisions and conditions, as well as the rights and duties of the parties, shall be interpreted and construed pursuant to and in accordance with the internal laws, other than the choice of law rules, of the State of Maryland, except to the extent preempted by Federal law. The parties select and irrevocably submit to the jurisdiction of any Maryland State court or United States Federal court sitting in Maryland for any action to enforce, construe or interpret this Agreement. The parties further waive any objection to venue in such state on the basis of forum non conveniens.

15.0 Certain Representations and Warranties.

(a) Officer represents and warrants that he has not sold, assigned, transferred, conveyed, or otherwise disposed of to any third-party, by operation of law or otherwise, any action,

cause of action, suit, debt, obligation, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability, or demand of any nature whatsoever relating to any matter covered by this Agreement.

(b) Officer, the Bank, and Bancorp each represents and warrants that this Agreement was executed on December 8, 2004.

16.0 Successors and Assigns. This Agreement shall be binding upon, enforceable by and inure to the benefit of Officer’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees and the Bank and any of its successors, but neither this Agreement nor any rights or payments arising hereunder may be assigned, pledged, transferred or hypothecated by Officer, and any attempted assignment in violation of this Section is void.

17.0 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto and the officers, directors and employees of the Bank and the permitted assigns of the parties upon the effective date of permitted succession or assignment.

18.0 Entire Agreement. This Agreement contains all of the agreements of the parties with respect to the matters contained herein and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters shall be effective for any purpose.

19.0 Amendment and Waiver.

(a) No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective permitted successors in interest and expressly stating that it is an amendment of this Agreement.

(b) The waiver of any breach of any provision under this Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.

20.0 Severability; Return of Payments. If any paragraph, section, sentence, clause, or phrase contained in this Agreement shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby; provided that Officer shall repay any and all amounts paid or transferred to him or to others for his benefit pursuant to Section 4.0 of this Agreement within ten (10) business days following the entry of a judgment or issuance of a binding legal or regulatory decision that has the effect of making all or a portion of Sections 6.0, 7.0(a), or 8.0 hereof invalid or unenforceable in whole or in part.

21.0 Headings. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

22.0 Number(s). Whenever the context of this Agreement so requires, the singular includes the plural, the plural includes the singular, and the whole includes any part thereof.

23.0 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

24.0 Cooperation. Officer and the Bank will cooperate to effect the transactions described in this Agreement and otherwise to accomplish its purposes for such time as may be necessary. Officer agrees to respond promptly to reasonable inquiries and requests for information relating to the activities of the Bank or its subsidiaries for which Officer held responsibility.

     In WITNESS WHEREOF, the parties hereto have duly authorized and executed this Agreement as of the date first above written.

ATTEST:	SANDY SPRING BANK
By: /s/ Hunter R. Hollar

ATTEST:	SANDY SPRING BANCORP, INC.
By: /s/ Hunter R. Hollar

WITNESS	OFFICER
/s/ James H. Langmead

EXHIBIT I

Sandy Spring Bank
Calculation of Severance Payment
James H. Langmead

Base salary	$230,000

Cash bonus paid in 2003 (prior calendar year)	$107,797

Effective date of current employment agreement	12/19/2002
Last day of remaining term	12/18/2005
Termination date	10/11/2004
Expiration date	12/18/2005
Days remaining in term at termination date	433.0
Days in 2005 through termination date	352.0
Amount due under agreement:
Total salary at current level through remaining term	$272,849

Bonus for 2004	107,797
Bonus 2005 prorated	103,958

Total bonuses for remaining term	211,755

Total	$484,604

EXHIBIT II

PLAN BENEFITS

SUBJECT TO CORRECTION AND TERMS OF PLANS AND ARRANGEMENTS

1.	Sandy Spring Bancorp, Inc. 1992 Stock Option Plan

2.	Sandy Spring Bancorp, Inc. 1999 Stock Option Plan

3.	Amended and Restated Sandy Spring Bancorp, Inc. Cash and Deferred Profit Sharing Plan and Trust

4.	Sandy Spring Bank Health Insurance Plan

5.	Sandy Spring Bank Executive Health Expense Reimbursement Plan, as amended

6.	Sandy Spring Bank Supplemental Executive Retirement Agreement

7.	Sandy Spring Bank Pension Plan

8.	COBRA Benefits

-End-

EXHIBIT III

REFERRAL LETTER TEXT

     I am pleased to recommend James H. Langmead. Mr. Langmead served as an executive or senior officer from the time he started at Sandy Spring Bank in March 1992 until his departure in October 2004. He most recently was Executive Vice President and Chief Financial Officer of Sandy Spring Bancorp and the Bank, titles he earned in 2001. Mr. Langmead initially served as Vice President and Controller of the Bank. He became Senior Vice President of the Bank in 1994, Vice President and Treasurer of Bancorp and Senior Vice President and Chief Financial Officer of the Bank in 1995, and became an Executive Vice President of the Bank in 1997.

     During his years of service with Bancorp, he was responsible for Bancorp and Bank accounting, budgeting, and financial functions, including financial reporting for shareholders, regulators and the Securities and Exchange Commission. He played a key role in investor relations through the years, and was instrumental in Bancorp’s NASDAQ National market listing and its offerings of common stock and trust preferred securities. Mr. Langmead had primary accounting and financial responsibility for analysis, negotiation, and integration of Sandy Spring’s acquisitions of banking organizations, bank branches, and non-bank companies. He was chairman of the Asset Liability Management Committee and directed the development and updating of risk management policies and practices. He assembled and managed a staff of qualified financial officers and staff. He was responsible for managing compliance with the extensive financial reporting requirements of the Sarbanes-Oxley Act and related SEC regulations.

     Mr. Langmead is a self-starter who actively participated in the bigger picture strategic decision making, as well as exhibiting very strong technical skills and regard for details. He is an efficient problem solver who strives to achieve high standards of accuracy, quality, and timeliness in his work. Mr. Langmead is a reserved, respectful, and conscientious individual who takes his responsibilities very seriously. He has exhibited integrity and honesty and is well respected by his peers. Mr. Langmead has demonstrated abilities to articulate and communicate complicated financials matters. He is highly effective in the Investor Relations realm, due to his strong communication skills. Mr. Langmead understands the technical aspects of financial management, and has applied good professional judgement. He is aware of the significance of achieving transparency in financial reporting and takes an active role in editing all financial communications. He has been instrumental in acting as team-leader in merger and acquisition activity. Mr. Langmead is confident and knowledgeable and has provided significant management and support to Sandy Spring Bank’s adoption of asset/liability risk management practices, profitability measurement systems, performance-based compensation systems, a strategic growth and expansion policy, and the creation of a disclosure controls committee and charter. Mr. Langmead has formed a highly competent financial management team that has benefited from his strong work ethic and his ability to teach and motivate. Mr. Langmead has maintained many positive professional relationships with outside auditors, consultants, banking regulators and stock analysts.

     During his tenure, Bancorp grew from assets of $675 million, and nineteen offices, at year-end 1992, to $2.3 billion with thirty offices at year-end 2003, while maintaining strong asset quality, a history of solid returns, and good relationships with banking regulators and investors. Mr. Langmead is an experienced and well-regarded member of the banking community.

     We at Sandy Spring wish Mr. Langmead all the best in his future endeavors. Please do not hesitate to contact me if I can be of further assistance.